Exhibit 99.1

www.angieslist.com

Angie’s List Reports Third Quarter 2012 Results

•	Third quarter and year-to-date revenues increased to $42.0 and $109.6 million, up 75% over the prior year quarter

•	Third quarter and year-to-date service provider revenue increased to $29.3 and $75.6 million, up 96% over the prior year quarter

•	Total paid memberships of 1,656,768 at September 30, 2012, up 68% year-over-year

•	Cost per acquisition (“CPA”) in the third quarter was $76, a decrease of 3% over the prior year period, despite an increased marketing spend of 39%

Indianapolis, Ind. – October 24, 2012 – Angie’s List (NASDAQ: ANGI) announced today third quarter 2012 financial results for the quarter ended September 30, 2012.

“We are having a very good year. Third quarter was our 43rd consecutive quarter of record revenue. Household acquisition costs and renewals were excellent.” said Angie’s List CEO Bill Oesterle. “Advertising sales were even better. First year advertising revenue originations have grown 106% year over year. In addition, service provider revenue renewal rate remained over 100%. This dynamic should contribute significant additional margin in the coming quarters.”

Three months ended 9/30/2012

	9/30/12	9/30/11	Change
Total paid memberships (end of period)	1,656,768	988,224	68%
Gross paid memberships added (in period)	341,522	240,334	42%
Marketing cost per paid membership acquisition (in period)	$76	$78	-3%
First-year membership renewal rate (in period)	76%	76%	flat
Average membership renewal rate (in period)	78%	78%	flat
Participating service providers (end of period)	33,209	21,927	51%
Total service provider contract value (end of period, in thousands)	$119,091	$65,104	83%

Nine months ended 9/30/2012

	9/30/12	9/30/11	Change
Gross paid memberships added (in period)	862,014	557,061	55%
Marketing cost per paid membership acquisition (in period)	$83	$86	-3%
First-year membership renewal rate (in period)	76%	76%	flat
Average membership renewal rate (in period)	78%	79%	-100bp

Market Cohort Analysis

“Our most mature cohort continues to demonstrate the potential for the entire business. We’re continuing to see high growth with memberships growing 44% in that cohort and high contribution.” Oesterle stated.

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate	Annual Membership Growth Rate
Pre 2003	10	$4,350,693	$43.98	$107.53	$1,249,986	338,863	8.5%	44%
2003 - 2007	35	2,364,197	37.20	78.66	1,284,796	898,962	6.3%	70%
2008 - 2010	103	99,116	14.53	19.53	182,659	384,002	6.4%	78%
Post 2010	57	7,922	9.99	11.07	55,533	34,941	3.5%	*

	205					1,656,768

Cohort table presents financial and operational data for the twelve months ended 9/30/2012

*	Not meaningful

Third Quarter Results

Third quarter 2012 total revenue was $42.0 million, an increase of 75% from $24.0 million in the prior year period. Service provider revenue was the largest component of total revenue at $29.3 million and the fastest growing with a 96% growth rate. Marketing expense was up 39%, or $7.3 million, over the prior year period. Net loss was $18.5 million, with selling expense of $16.2 million and marketing expense of $26.1 million, compared to a net loss of $17.4 million with selling expense of $8.7 million and marketing expense of $18.8 million in the prior year period. Adjusted EBITDA, a non-GAAP financial measure, was a loss of $16.5 million, compared to a loss of $13.9 million in the prior year period.

For the nine months ended September 30, 2012, total revenue was $109.6 million, an increase of 75% from $62.6 million in the prior year period. Service provider revenue grew to $75.6 million, up 96% from the prior year period. Marketing expense was up 49%, or $23.3 million, over the prior year period. Net loss was $55.3 million, with selling expense of $43.0 million and marketing expense of $71.3 million, compared to a net loss of $43.2 million with selling expense of $22.4 million and marketing expense of $48.0 million in the prior year period. Adjusted EBITDA, a non-GAAP financial measure, was a loss of $49.8 million, compared to a loss of $35.8 million in the prior year period. The cash balance at September 30, 2012 was $65.5 million. In addition, the Company has a $15.0 million of unused capacity on its line of credit.

“The positive unit economics of our business drove our results in the third quarter and we look forward to continued growth in the fourth quarter,” stated Bob Millard, Angie’s list CFO. “Based on normal seasonal trends, we will scale back on our marketing investment in the fourth quarter.”

Business Outlook

The Company’s financial and operating expectations for the fourth quarter and full year of 2012 are as follows:

•	Total revenue in the range of $45.0 million to $46.0 million for the fourth quarter.

•	Marketing expense in the range of $8.5 million to $9.5 million for the fourth quarter.

The Company has agreed on the principal terms of the purchase of its campus headquarters in Indianapolis from an affiliate of its CEO for approximately $6.25 million. The transaction, which is expected to close in the fourth quarter, will result in annual reduction in rental expense of approximately $1.5 million. Management believes they will be able to obtain long-term financing, but the transaction is not conditioned on obtaining financing.

Conference Call Information

The company will host a conference call at 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 39662368 through October 31, 2012.

Live audio webcast of the presentations will be available on Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List helps consumers have happy transactions with local service professionals in more than 550 categories of service, ranging from home improvement to health care. More than 1.5 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, loss on debt extinguishment, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate adjusted EBITDA in a different manner than Angie’s List. Angie’s List has provided a reconciliation of Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Brinlea Johnson or Allise Furlani

The Blueshirt Group for Angie’s List

212-331-8424 or 212-331-8433

brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

Angie’s List, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Cash	$65,497	$88,607
Restricted cash	50	300
Accounts receivable, net	7,290	3,937
Prepaid expenses and other current assets	19,829	11,835

Total current assets	92,666	104,679

Property and equipment, net	5,384	3,883
Goodwill	415	415
Amortizable intangible assets, net	2,630	1,555
Deferred financing fees, net	694	866

Total assets	$101,789	$111,398

Liabilities and shareholders’ deficit
Accounts payable	$9,418	$5,266
Accrued liabilities	23,118	10,532
Deferred membership revenue	27,718	17,153
Deferred advertising revenue	20,162	13,643

Total current liabilities	80,416	46,594

Long-term debt, including accrued interest	14,857	14,820
Deferred membership revenue, noncurrent	4,385	3,751
Deferred advertising revenue, noncurrent	260	239
Deferred income taxes	158	158

Total liabilities	100,076	65,562

Shareholders’ equity:
Common stock	66	65
Additional paid-in-capital	247,150	235,950
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(221,784)	(166,460)

Total shareholders’ equity	1,713	45,836

Total liabilities and shareholders’ equity	$101,789	$111,398

Angie’s List, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue
Membership	$12,769	$9,109	$34,036	$24,082
Service provider	29,253	14,899	75,584	38,512

Total revenue	42,022	24,008	109,620	62,594
Operating expenses
Operations and support	7,140	4,697	19,631	12,294
Selling	16,240	8,736	42,974	22,392
Marketing	26,088	18,760	71,316	47,991
Technology	4,905	2,277	12,223	6,003
General and administrative	5,669	4,365	17,420	12,730

Operating loss	(18,020)	(14,827)	(53,944)	(38,816)
Interest expense	467	712	1,380	2,519
Loss on debt extinguishment	—	1,830	—	1,830

Loss before income taxes	(18,487)	(17,369)	(55,324)	(43,165)
Income tax expense	—	—	—	—

Net loss	$(18,487)	$(17,369)	$(55,324)	$(43,165)

Net loss per common share—basic and diluted	$(0.32)	$(0.66)	$(0.96)	$(1.59)

Weighted average number of common shares outstanding—basic and diluted	57,768,777	26,140,678	57,369,674	27,125,491
Non-cash stock-based compensation
Technology	$225	$62	$563	$362
General and administrative	545	486	1,650	1,482

Total non-cash stock-based compensation	$770	$548	$2,213	$1,844

Reconciliation of adjusted EBITDA to net income:
Net loss:	$(18,487)	$(17,369)	$(55,324)	$(43,165)
Income tax	—	—	—	—
Interest expense	467	712	1,380	2,519
Depreciation and amortization	741	429	1,960	1,195
Loss on debt extinguishment	—	1,830	—	1,830
Non-cash stock-based compensation	770	548	2,213	1,844

Adjusted EBITDA loss	$(16,509)	$(13,850)	$(49,771)	$(35,777)